Exhibit 3.203

CERTIFICATE OF FORMATION
OF
WEST COAST POWER LLC

The undersigned, being a natural person 18 years of age or older and for the purpose of forming a limited liability company for general business purposes under the Delaware Limited Liability Act, hereby adopts the following Certificate of Formation:

1.         Name: The name of the limited liability company is West Coast Power LLC.

2.         Registered Office: The address of the registered office of the limited liability company is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.         Organizer: The name and address of the sole organizer of the limited liability company is Michael J. Young, NRG Energy, Inc., 1221 Nicollet Mall, Suite 700, Minneapolis, Minnesota 55403-2445.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of West Coast Power LLC this 9th day of February 1999.

/s/ Michael J. Young
Michael J. Young
Authorized Person

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 01:30 PM 02/09/1999
991051133 - 3002991